Exhibit 10.2

[FORM OF] AMENDED ELECTION,
EXCHANGE AND LOAN AGREEMENT

This AMENDED ELECTION, EXCHANGE AND LOAN AGREEMENT (this “Agreement”) is entered into effective as of November 2, 2012 between                 (“Lender”) and Dakota Plains Holdings, Inc., a Nevada corporation (the “Company”).

RECITALS

A.	Lender is the record and actual holder of one or more promissory notes payable by the Company as identified on Exhibit A.
B.	The Company and Lender intend to (a) reduce the amount of additional payment due under the Notes due March 1, 2013 using an Initial Trading Price (as defined in the Notes due March 1, 2013) equal to $7.776, which was determined using the average closing price of the Company’s common stock during the 150 trading days immediately following the public listing of its common stock on March 23, 2012, and (b) extend the maturity of certain of the promissory notes identified as “Tendered” on Exhibit A (the “Tendered Notes”) by exchanging such Tendered Notes for new promissory notes payable by the Company to Lender.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.	Revised Election. Lender and the Company agree to reduce the additional payment originally due under the 12% promissory notes due March 1, 2013 to reflect an Initial Trading Price of $7.776 per share. Accordingly, the reduced additional payment (the “Revised Payment”) equals the remainder, to the extent positive, of (x) the aggregate principal amount of Notes due March 1, 2013 (whether or not tendered) multiplied by $7.776 and divided by $2.50 minus (y) the aggregate principal amount of Tendered Notes due March 1, 2013, as set forth on Exhibit B using the following formula:
Promissory Notes due March 1, 2013	×	$7.776	–	Promissory Notes due March 1, 2013	=	Revised Payment
$2.50
2.	Exchange.
a.	Promissory Notes. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements contained in this Agreement, as of the date of this Agreement, the Company will issue to Lender, and Lender will surrender the Tendered Notes to the Company for
(i)	one or more 12.0% promissory notes due March 1, 2014, having an initial aggregate principal amount equal to the amount identified on Part I of Exhibit B and in substantially the form set forth on Exhibit C (the “Notes due March 2014”); and
(ii)	one or more 12.0% promissory notes due October 31, 2015, having an initial aggregate principal amount equal to the sum of the amounts Specified in Parts I and II of Exhibit B and in substantially the form set forth on Exhibit D (collectively with the Notes due March 2014, the “New Notes”).

b.	Common Stock. Subject to Section 3 of this Agreement, the Company agrees to issue to Lender, as additional consideration for the Tendered Notes, a number of shares of the Company’s common stock, par value $0.001 per share (collectively with the New Notes, the “Securities”), equal to the number of shares, if any, set forth in Part II of Exhibit D.
c.	Interest. In connection with the issuance of the New Notes, Lender will receive from the Company a cash payment equal to all unpaid interest accrued on the Tendered Notes due March 1, 2013.
3.	Surrender; Certification. Lender voluntarily surrenders the common stock certificate(s) set forth on Exhibit A, if any, (the “Surrendered Certificates”), all of which were received in satisfaction of payments due under the Tendered Notes due March 2013.
a.	If Exhibit A does not reflect any Surrendered Certificates, the Company will issue, in accordance with Lender’s instructions on Exhibit D, a new stock certificate representing the full number of shares issuable pursuant to Section 2.b of this Agreement, if any.
b.	If the number of shares issuable pursuant to Section 2.b of this Agreement, if any, is greater than or equal to the aggregate number of shares represented by the Surrendered Certificates, then the Surrendered Certificate will be returned to Lender without modification and the Company will issue, in accordance with Lender’s instructions on Exhibit D, a new stock certificate representing a number of shares equal to the remainder of (x) the number of shares issuable pursuant to Section 2.b of this Agreement minus (y) the aggregate number of shares represented by the Surrendered Certificates.
c.	If the number of shares issuable pursuant to Section 2.b of this Agreement, if any, is less than the aggregate number of shares represented by the Surrendered Certificates, then the Company will issue, in place of the Surrendered Certificate and in accordance with Lender’s instructions on Exhibit D, a new stock certificate representing a number of shares equal to number of shares issuable pursuant to Section 2.b of this Agreement, which shares will be deemed to have remained outstanding since the original issuance of the Surrendered Certificates. Lender and Company agree that any shares previously represented by the Surrendered Certificates but not represented by the replacement certificate shall be null and void as if never issued by the Company.
4.	Effectiveness of Exchange. Upon acceptance of this Agreement by the Company, all of the Tendered Notes will be deemed to be exchanged for the Securities as of the date first set forth above and the Tendered Notes will thereupon be deemed null and void. Except for obligations created under this Agreement and the Securities, by accepting this Agreement, each of Lender and the Company forever releases relieves and discharges the other and the other’s past, present and future affiliates, subsidiaries, predecessors, successors, assigns, attorneys, partners, members, employees, directors, governors, officers, shareholders, agents, representatives and related entities, from any and all claims, demands, actions, cause or causes of action, suits debts, sums of money, controversies, damages, obligations, breaches and liabilities of every kind and nature, whether known or unknown, in law, equity or otherwise, that have existed or may exist as of the date of this Agreement relating to the Tendered Notes and all matters and agreements in connection therewith and related thereto.
5.	Termination of Standby Credit Arrangement. Lender and the Company hereby terminate any and all Company rights to require Lender to lend funds to the Company in exchange for a “Supplemental Note” pursuant to that certain Exchange and Loan Agreement between Lender and the Company dated November 1, 2011 (the “November Agreement”).

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6.	Representations and Warranties of Lender. Lender hereby represents and warrants to the Company as of the date of this Agreement as follows:
a.	Lender is acquiring the Securities, for Lender’s own account (and not for the account of others) for investment and not with a view to the distribution or resale thereof.
b.	Lender has had an opportunity to ask questions of, and receive answers from, the Company concerning the business, management and financial affairs of the Company and the terms and conditions of the Exchange. Lender has had an opportunity to obtain any information requested by Lender regarding the Company, including information regarding the current financial condition of the Company, as well as any information requested to verify this information, to the extent reasonably available.
c.	Lender has been advised to seek financial, legal and tax counsel concerning the transactions contemplated by this Agreement.
d.	Lender is a sophisticated investor and an “accredited investor”, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
e.	Lender recognizes that (i) there are, or will be when issued, substantial restrictions on the transfer of the Securities; (ii) there is not currently a public market for the Securities; and (iii) accordingly, for the above and other reasons, Lender may not be able to liquidate an investment in the Securities for an indefinite period. Lender realizes that the Securities have not been, and may not be, registered for sale under the Securities Act or applicable state securities laws, and, therefore, may be sold only pursuant to registration under the Securities Act and state laws, or an opinion of counsel acceptable to the Company that such registration is not required.
f.	Lender understands that the certificates or other document representing the Securities may contain a legend to the effect of (e) above and neither the Company nor its transfer agent or registrar is required to recognize any transfer of the Securities if, in the opinion of counsel to the Company, such transfer would result in a violation of any federal or state law regarding the offer and sale of securities.
g.	Lender is the sole record and beneficial owner of the Tendered Notes, free and clear of any and all liens or restrictions on transfer.
h.	Lender’s commitment to investments that are not readily marketable is not disproportionate to his or her net worth, and an investment in the Securities will not cause such commitment to become excessive. Lender has adequate means of providing for his, her or its current needs and contingencies and has no need for liquidity with respect to the investment in the Securities, and can withstand a complete loss of such investment in the Securities. Lender has such knowledge and experience in financial and business matters that Lender is capable of evaluating the merits and risks of an investment in the Securities.
i.	There are no legal proceedings pending or, to Lender’s knowledge, threatened in writing, against or affecting Lender or Lender’s respective assets, at law or in equity, by or before any governmental authority, or by or on behalf of any third party, which, if adversely determined, would impair Lender’s ability to enter into this Agreement or consummate the transactions contemplated by this Agreement.

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7.	Indemnification. The Company hereby agrees to indemnify and hold harmless Lender and Lender’s past, present and future affiliates, subsidiaries, predecessors, successors, assigns, attorneys, partners, members, employees, directors, governors, officers, shareholders, agents, representatives and related entities (each, an “Indemnified Party”) from and against any and all claims, costs, expenses, damages, losses, liabilities, settlement payments, and other obligations of any kind or nature (including the reasonable fees of any counsel to any Indemnified Party, but excluding personal tax obligations of any Indemnified Party or personal tax-related penalties or interest related thereto) incurred with regard to any Proceeding against any Indemnified Party or asserted in any Proceeding against any party by any person (other than the Company or an Indemnified Party). For purposes of this Section 7, a “Proceeding” is any threatened, pending, or completed civil, criminal, administrative, arbitral, or other proceeding or any private or governmental investigation related in any way whatsoever to any of the foregoing arising out of, or in connection with, or by reason of (a) the Securities, any and all other promissory notes or evidence of indebtedness issued by the Company or its predecessors to Lender, and any other debt interests in the Company or its predecessors, this Agreement or the consummation of the transactions contemplated herein; (b) the equity interest(s) of any Indemnified Party in the Company or any of its predecessors; or (c) any Indemnified Party’s employment with, advice to or consulting in relation to the Company or any of its predecessors on or before the date of this Agreement. Notwithstanding the forgoing, an Indemnified Party shall not be entitled to indemnification under this Section 7 if it is finally determined by a court of competent jurisdiction (following expiration of all actual and/or potential appeals) that such claims, costs, expenses, damages, losses, liabilities, settlement payments, or other obligations of any kind or nature (i) resulted from the gross negligence or willful misconduct of such Indemnified Party, or (ii) in the case of a claim for indemnification that arises solely under clause (b) of this Section 7 concerning a transaction in a public equity market or an Indemnified Party’s reporting obligations with respect to the Company’s equity securities, resulted from any violation of a securities law or securities regulation by the Indemnified Party seeking indemnification under this Section 7. All amounts due under this Section 7 are payable promptly after demand is made for such payment, and the Company shall not require an Indemnified Party to deliver an undertaking as a precondition to any such payment. This Section 7 is for the benefit of each and every Indemnified Party; provided that claims for indemnification hereunder must be brought by Lender on behalf of itself and any Indemnified Parties. The Company shall have the right to participate at its own expense in the defense of any third-party claims for which indemnity is sought hereunder. Any settlement for which indemnity is sought hereunder shall not be entered into by an indemnified party without the consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned. Lender represents and warrants that, on or prior to the date of this Agreement, it has informed the Company of any pending or threatened claims for which it would be entitled to indemnification hereunder. The aggregate maximum liability of the Company under this Section 7 and any similar provision in any other Amendment, Exchange and Loan Agreement involving the tender of promissory notes issued by the Company and due April 21, 2013 shall be $13,858,200. The provisions of this Section 7 shall survive indefinitely the consummation of the transactions set forth herein.
8.	Disclosure. The Company will publicly disclose in its next quarterly report on Form 10-Q any information shared by the Company with Lender in connection with the negotiation of this Agreement that is, as of the date of this Agreement, material non-public information.

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9.	Miscellaneous.
a.	No Assignment or Revocation; Binding Effect. Neither this Agreement, nor any interest herein, shall be assignable by Lender or the Company without prior written consent of the other party, which consent shall not be unreasonably withheld. The parties hereby acknowledge and agree that neither party is not entitled to cancel, terminate or revoke this Agreement and that it shall survive the death, incapacity or bankruptcy of either party. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than Lender and the Company any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement, except the rights conferred on Indemnified Parties under Section 7 above.
b.	Remedies. Each of the Company and Lender acknowledges that the other may not have an adequate remedy at law in the event of any breach of this Agreement by the other party and, therefore, the parties may be entitled, in addition to any other available remedies, to injunctive and/or other equitable relief to prevent or remedy a breach of this Agreement upon showing of sufficient proof to a court of competent jurisdiction properly seated to hear such matter.
c.	Modifications. This Agreement may not be changed, modified, released, discharged, abandoned or otherwise amended, in whole or in part, except by an instrument in writing, signed by Lender and the Company. No delay or failure of the Company in exercising any right under this Agreement will be deemed to constitute a waiver of such right or of any other rights.
d.	Entire Agreement. This Agreement, the Securities and the exhibits hereto are the entire agreement between the parties with respect to the subject matter hereto and thereto. This Agreement, including the exhibits, supersedes any previous oral or written communications, representations, understandings or agreements between the parties.
e.	Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable in any jurisdiction, such paragraph or provision shall, as to that jurisdiction, be adjusted and reformed, if possible, in order to achieve the intent of the parties, and if such paragraph or provision cannot be adjusted and reformed, such paragraph or provision shall, for the purposes of that jurisdiction, be voided and severed from this Agreement, and the entire Agreement shall not fail on account thereof but shall otherwise remain in full force and effect.
f.	Governing Law. This Agreement shall be governed by, subject to, and construed in accordance with the laws of the State of Minnesota without regard to conflict of law principles.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned Lender and the Company have executed or cause the execution of this Amended Election, Exchange and Loan Agreement as of the date first set forth above.

LENDER

DAKOTA PLAINS HOLDINGS, INC.

By
Name Its

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Exhibit A

PROMISSORY NOTES

Date Issued	Principal Amount Tendered	Tendered?
☐ YES ☐ NO

SURRENDERED CERTIFICATES

Certificate No.	Date Issued	Shares

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Exhibit B

PAYMENT ELECTIONS

Please deliver any share certificates and promissory notes indicated below using the following information:

Name in which to issue the Certificate/Note:

Delivery Address for the Certificate/Note:

Mailing Address of the Holder of the Certificate/ Note (if different from above):

I.	Extension of March 2013 Notes

Lender and the Company desire to extend the maturity of the Tendered Notes due March 1, 2013. Lender hereby elects to receive the following in exchange for the Tendered Notes due March 1, 2013 (check only one):

☐	A.	Entirely in Notes due March 2014. Please issue, pursuant to Section 2 .a(i) of the Exchange and Loan Agreement, a 12.0% senior unsecured promissory note maturing on March 1, 2014 in an original principal amount equal to the aggregate principal amount of Tendered Notes due March 1, 2013.
OR
☐	B.	Entirely in Notes due October 2015. Please issue, pursuant to Section 2a(ii) of the Exchange and Loan Agreement, a 12.0% senior unsecured promissory note maturing on October 31, 2015 in an original principal amount equal to the aggregate principal amount of Tendered Notes due March 1, 2013.
OR
☐	C.	Combination of Note Maturities. Please issue:
(i)	pursuant to Section 2.a(i) of the Exchange and Loan Agreement, a 12.0% senior unsecured promissory note maturing on March 1, 2014 in the original principal amount of $________00.00; AND
(ii)	pursuant to Section 2.a(ii) of the Exchange and Loan Agreement, a 12.0% senior unsecured promissory note maturing on October 31, 2015 in the original principal amount of $________00.00,

each in the name indicated above and delivered to the address indicated above.

The aggregate principal amount of all promissory notes received under this option C must not exceed the aggregate principal amount of Tendered Notes due March 1, 2013.

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II.	Reduced Additional Payment

Lender and the Company desire to reduce the additional payment originally due under the 12% promissory notes due March 1, 2013 to reflect an Initial Trading Price of $7.776 per share. Accordingly, the reduced additional payment (the “Revised Payment”) equals the remainder, to the extent positive, of (x) the aggregate principal amount of promissory notes due March 1, 2013 (whether or not tendered) multiplied by $7.776 and divided by $2.50 minus (y) the aggregate principal amount of Tendered Notes due March 1, 2013:

	×	$7.776	–		=
		$2.50
Promissory Notes due March 1, 2013				Promissory Notes due March 1, 2013		Revised Payment

Based on the foregoing, Lender hereby elects to receive the Revised Payment in exchange for the Tendered Notes due April 21, 2013 in the following form (check only one):

☐	A.	Entirely in Common Stock. Please issue, pursuant to Section 2.b of the Exchange and Loan Agreement, a certificate for a number of shares of common stock of Dakota Plains Holdings, Inc. equal to the Revised Payment divided by $4.00 (rounded down to the nearest whole share) in the name indicated above and deliver the certificate to the address indicated above.
OR
☐	B.	Entirely in Promissory Notes. Please issue, pursuant to Section 2.a(ii) of the Exchange and Loan Agreement, a promissory note in the original principal amount equal to the Revised Payment in the name indicated above and deliver the promissory note to the address indicated above.
OR
☐	C.	Combination of Common Stock and Promissory Notes. Please issue:
(i)	pursuant to Section 2.b of the Exchange and Loan Agreement, a certificate for __________.00 shares of common stock of Dakota Plains Holdings, Inc. in the name indicated above; AND
(ii)	pursuant to Section 2.a(ii) of the Exchange and Loan Agreement, a promissory note in the original principal amount of $________00.00,

each in the name indicated above and delivered to the address indicated above.

The number of shares of common stock received under this option C must not exceed (x) the Revised Payment minus the original principal amount of the promissory note to be received, divided by (y) $4.00.

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